Exhibit 3
ESCROW AGREEMENT
     ESCROW AGREEMENT (this “Agreement”) dated as of November 2, 2006 among Oracle Systems Corporation, a Delaware corporation (“Parent”), Star Acquisition Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), each individual listed on Annex I (each, a “Shareholder”), each an owner of Company Common Stock of Stellent, Inc., a Minnesota corporation (the “Company”), and Citigroup Global Markets Inc. (the “Escrow Agent”).
     WHEREAS, Parent, Merger Subsidiary and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof.
     WHEREAS, Parent, Merger Subsidiary and each Shareholder have entered into a Tender and Support Agreement (the “Tender and Support Agreement”) dated as at the date hereof.
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other definitional and interpretative provisions set forth in Section 1.02 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:
     1. Pursuant to Section 1.02 of the Tender and Support Agreement, each Shareholder hereby delivers to the Escrow Agent a certificate or certificates (the “Certificates”) representing the shares of Company Common Stock set forth opposite such Shareholder’s name under the heading “Escrow Shares” on Annex I (the “Escrow Shares”), duly endorsed or accompanied by stock powers duly executed in blank.
     2. By entering into this agreement, each Shareholder hereby irrevocably appoints the Escrow Agent, acting through any of its officers, employees or agents, as such Shareholder’s attorney-in-fact and proxy, with full power of substitution for and in the Shareholder’s name, in order to, tender the Escrow Shares in the Offer pursuant to the provisions set forth in this Section 2 and to execute on such Shareholder’s behalf all Tender Documents (as defined below). Promptly, but in no event later than two Business Days, after receipt by the Escrow Agent of an officer’s certificate from Parent (with a copy to each Shareholder) certifying that the Offer shall have been commenced (within the meaning of Rule 14d-2 under the 1934 Act) and instructing the Escrow Agent to take the steps relating to the tender of such Escrow Shares as set forth in this Section 2, the Escrow Agent shall deliver to the depositary (the “Depositary”) designated in the Offer (i) a letter of transmittal with respect to the Escrow Shares complying with the terms of the Offer, (ii) the Certificates, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (such documents together being hereinafter referred to as the “Tender Documents”).
     3. All Certificates delivered to the Escrow Agent hereunder shall remain subject to the Escrow Agreement until the earliest of (i) the tender of such Escrow Shares in the Offer pursuant to Section 2, (ii) the date the Offer shall have been abandoned or terminated by Merger Subsidiary in accordance with the terms of the Merger Agreement, or (iii) the date that the Tender and Support Agreement is terminated in accordance with Section 4.03 thereof (the earliest such date, the “Termination Date”). If the Termination Date occurs in respect of the occurrence of an event described in clause (ii) or (iii) above, Parent and the Chief Executive Officer of the Company on behalf of each Shareholder shall give notice to the Escrow Agent of such termination and, upon receipt of such notice, the Escrow Agent shall as promptly as practicable, but in no event later than two Business Days after the date of such notice, return all Certificates to their respective holders of record.
     4. Except pursuant to the terms and conditions of this Agreement or by joint written instructions signed by all parties hereto, the Escrow Agent shall not sell, transfer or otherwise dispose of in any manner the Escrow Shares. Each Shareholder agrees not to deliver any instructions to the Escrow Agent to sell, transfer or otherwise dispose of in any manner the Escrow Shares.
     5. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement.
     6. In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument, certificate or signature reasonably believed by it in good faith to be genuine and signed by any party hereto or an authorized officer or agent thereof, and shall not be required to investigate the truth or accuracy of any statement contained in any such document or instrument. The Escrow Agent may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
     7. The Escrow Agent shall not be liable for any error or judgment, or any action taken, suffered or omitted to be taken hereunder except in the case of its negligence or willful misconduct, nor shall it be liable for the default or misconduct of any employee, agent or attorney appointed by it who shall have been selected with reasonable care.
     8. The Escrow Agent shall have no responsibility as to the validity or value of the Escrow Shares. The Escrow Agent shall have no duty as to the collection or protection of the Escrow Shares or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such securities actually in its possession.
     9. The Escrow Agent or any successor to it as escrow agent hereafter appointed may at any time resign and be discharged of the duties imposed hereunder by giving notice to each of the parties hereto, such resignation to take effect upon a successor escrow agent’s acceptance of appointment.
     10. Parent will reimburse and indemnify the Escrow Agent and its agents for, and hold them harmless against, any loss, liability or expense, including, but not limited to, reasonable attorney’s fees, incurred without negligence or willful misconduct on the part of the Escrow Agent or its agents arising out of or in connection with the acceptance of, or the performance of its duties and obligations under, this Agreement, as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement.
     11. All notices, requests, demands and other communications provided for by this Agreement (unless otherwise specified herein) shall be in writing and delivered by mail, telegram, telex, facsimile or personal delivery and shall be given to all persons specified below, and shall be deemed given, if by telegram, telex or personal delivery when received, and if mailed, when mailed postage prepaid, registered or certified mail, and addressed to the respective parties as set forth below or at such other address as any party may specify to the other parties in writing (such change of address to become effective only upon receipt of such notification in writing):
     if to Parent or Merger Subsidiary, to:
Oracle Systems Corporation
500 Oracle Parkway
Redwood City, California 94065
Attention: Daniel Cooperman
Facsimile No.: (650) 633-1813

     with a copy to:
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: William M. Kelly
Facsimile No.: (650) 752-2112
     if to any Shareholder, to:
Stellent, Inc.
7500 Flying Cloud Drive, Suite 500
Eden Prairie, Minnesota 55344
Attention: Chief Executive Officer
Facsimile No.: (952) 903-2104
Attention: General Counsel
Facsimile No.: (952) 903-2104
     with a copy to:
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention: Gordon S. Weber
Facsimile No.: (612) 766-1600
     if to the Escrow Agent:
Smith Barney
A Division of Citigroup Global Markets
190 S LaSalle St, Suite 2900
Chicago, Illinois 60603
Attention: Michael J. Coleman
Facsimile No.: (312) 917-7522
     12. This Agreement shall terminate upon the Termination Date. Notwithstanding the foregoing, the indemnification provisions set forth in Section 10 shall survive such termination.
     13. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     14. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     15. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time.
     16. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.
     17. The parties hereto agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.
     18. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. The parties hereto agree that each of Parent and Merger Subsidiary would be irreparably damaged if for any reason any Shareholder fails to perform any of its obligations under this Agreement, and that each of Parent and Merger Subsidiary would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Merger Subsidiary shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORACLE SYSTEMS CORPORATION
By:
Name:
Title:

STAR ACQUISITION CORP.
By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.
By:
Name:
Title:

SHAREHOLDER

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